UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2014

GUANWEI RECYCLING CORP.

 (Exact name of registrant as specified in its charter)

Nevada	000-53825	98-0669936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rong Qiao Economic Zone

Fuqing City

Fujian Province

People’s Republic of China

300500

(Address of principal executive offices)

Registrant’s telephone number, including area code: (86-591) 8536-6197

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 25, 2014, Guanwei Recycling Corp. (the “Company”) received notice (the “Notice”) from The NASDAQ Stock Market LLC (“Nasdaq”) that the Company is not in compliance with the Listing Rules of Nasdaq (the “Listing Rules”) since the Company had not filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (“Filing”). The Company is afforded 30 calendar days to prepare and submit a plan of compliance.

In determining whether to accept the Company’s plan, Nasdaq will consider such things as the likelihood that the Filing, along with any subsequent periodic filing that will be due, can be made within the 180 day period, the Company’s past compliance history, the reasons for the late Filing, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures. If Nasdaq accepts the Company’s plan, it can grant an extension of up to 180 calendar days from the Filing’s due date or until February 17, 2015 to regain compliance. If Nasdaq were not to accept the Company’s plan, the Company would have the opportunity to appeal that decision to a Hearings Panel.

The Company intends to consider all available options to regain compliance with the requirements of the Listing rules. There can be no assurance that the Company will develop a plan to regain compliance, that Nasdaq will accept such plan, that any such plan will be successful, that the Company will appeal any determination by Nasdaq to reject the plan, that Nasdaq will grant any such appeal, or that the Company will be able to regain or subsequently maintain compliance with the requirements for continued listing under the Listing Rules. Failure to maintain listing on Nasdaq of the Company’s common stock may have a material adverse effect on the price or liquidity of the common stock.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2014

GUANWEI RECYCLING CORP.

By:	/s/ Min Chen
Name:	Min Chen
Title:	Chief Executive Officer